Exhibit 99.1

News Release For further information, please contact:

5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

COMMUNITY FINANCIAL SYSTEM, INC. APPOINTS

MARYA BURGIO WLOS AS EXECUTIVE VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

SYRACUSE, N.Y. — March 11, 2025 — Community Financial System, Inc. (the “Company”) (NYSE: CBU) and its wholly owned banking subsidiary, Community Bank, N.A. (the “Bank”), announced the appointment of Marya Burgio Wlos as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective as of March 31, 2025. Joseph E. Sutaris, who previously notified the Company and the Bank of his intent to retire as Executive Vice President and Chief Financial Officer, will remain with the Company and the Bank through July 1, 2025 and will work closely with Ms. Wlos during the transition period.

Ms. Wlos, age 47, has served as Managing Director and COO Investment Bank at M&T Bank since January 2021. Ms. Wlos served as Head of Management Accounting, Finance at M&T Bank from September 2018 through January 2021 and as Head of Trading Relationship Management, UBS Asset Management at UBS AG from November 2013 through August 2018. Prior to that time, Ms. Wlos served in various finance roles at Citadel LLC from April 2008 through September 2012 and at Bank of America from January 2007 to April 2008.

“We are very excited to welcome Marya to our executive management team,” said Dimitar A. Karaivanov, President and Chief Executive Officer. “Marya is an accomplished leader with significant financial experience and industry knowledge, and we believe she will play a critical role in leading our financial team and working with the rest of executive management team to execute our strategic plan going forward.”

“We also extend our deepest gratitude and appreciation to Joe Sutaris for his years of dedicated service to the Company and the Bank,” Mr. Karaivanov continued. “Joe’s contributions and commitment have played an important role in the continued success of the Company and the Bank during his tenure as Chief Financial Officer and we wish him all the best on his well-deserved retirement.”

About Community Financial System, Inc.

Community Financial System, Inc. is a diversified financial services company that is focused on four main business lines – banking, employee benefit services, insurance services and wealth management services. Its banking subsidiary, Community Bank, N.A., is among the country’s 100 largest banking institutions with over $16 billion in assets and operates approximately 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont and Western Massachusetts. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration, and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 75 U.S. insurance agency. The Company also offers comprehensive financial planning, trust administration and wealth management services through its Wealth Management operating unit. The Company is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or www.communityfinancialsystem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of the Company’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from recent bank failures; current and future economic and market conditions, including the effects on commercial real estate and housing or vehicle prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; litigation and actions of regulatory authorities; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking, savings, or money market account deposit balances and other factors that affect net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; ability to contain costs in inflationary conditions; the effect on financial market valuations on the Company’s fee income businesses, including its employee benefit services, wealth management services, and insurance services businesses; the successful integration of operations of its acquisitions and performance of new branches; competition; changes in legislation or regulatory requirements, including capital requirements; and the timing for receiving regulatory approvals and completing pending merger and acquisition transactions. For more information about factors that could cause actual results to differ materially from the Company’s expectations, refer to its annual, periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under the “Risk Factors” section of such reports filed with the SEC and available on the Company’s website at https://ir.communityfinancialsystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.